UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2065 Hamilton Avenue

San Jose, CA 95125

(Address of principal executive offices)

(408) 376-7400

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On June 16, 2015, the board of directors of eBay Inc. (“eBay” or “the “Company” and the board of directors, the “eBay Board”) took certain actions in connection with the planned separation of eBay’s payments business through the distribution of 100% of the outstanding common stock of PayPal Holdings, Inc., a wholly owned subsidiary of eBay (“PayPal”), to eBay’s stockholders (the “Separation and Distribution”). Each eBay stockholder as of a record date to be set by the eBay Board will receive one (1) share of PayPal common stock for every share of eBay common stock held at the close of business on that date.

The Separation and Distribution will be subject to the satisfaction (or to the extent waiveable, waiver by eBay in its sole discretion) of certain conditions, including the receipt of any required approvals of the Commission de Surveillance du Secteur Financier (the “CSSF”), the Bank Centrale du Luxembourg and the European Central Bank (“ECB”). The conditions to the Separation and Distribution are described in PayPal’s preliminary information statement (the “Information Statement”), which is attached as Exhibit 99.1 to PayPal’s registration statement on Form 10, as amended and filed with the Securities and Exchange Commission on June 18, 2015 (the “Form 10”).

Following the Separation and Distribution, PayPal will be an independent, publicly traded company, and eBay will not retain any equity interest in PayPal.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

In connection with the previously announced plans to complete the Separation and Distribution, each of Jonathan Christodoro, Scott D. Cook, David W. Dorman, John J. Donahoe, Gail J. McGovern, David M. Moffett, and Frank D. Yeary submitted their resignations as directors of eBay, in each case effective as of, and contingent upon, the completion of the Separation and Distribution, in connection with their expected appointment to the board of directors of PayPal. In addition, on June 16, 2015, the eBay Board appointed each of Robert H. Swan and Devin N. Wenig (each a “New Director” and collectively, the “New Directors”) as members of the eBay Board, in each case effective as of, and contingent upon, the completion of the Separation and Distribution. Mr. Swan will be compensated on the same basis as all other non-management directors of the Company, as described under “Compensation of Directors” in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders.

Composition of eBay Board

Following the Separation and Distribution, the eBay Board is expected to consist of Fred D. Anderson, Edward W. Barnholt, Anthony J. Bates, Bonnie S. Hammer, Kathleen C. Mitic, Pierre M. Omidyar, Robert H. Swan, Thomas J. Tierney, Perry Traquina and Devin N. Wenig. Mr. Omidyar will resign from his position as Chairman of the eBay Board, and Mr. Tierney will be appointed as the non-executive Chairman of the eBay Board, in each case effective as of, and contingent upon, the completion of the Separation and Distribution.

In addition, the composition of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee is expected to be as follows:

Audit Committee

Fred D. Anderson (Chair)

Bonnie S. Hammer

Perry Traquina

Corporate Governance and Nominating Committee

Kathleen C. Mitic (Chair)

Thomas J. Tierney

Perry Traquina

Compensation Committee

Edward W. Barnholt (Chair)

Anthony J. Bates

Kathleen C. Mitic

Thomas J. Tierney

There are no arrangements or understandings pursuant to which the New Directors of the Company are to be elected as directors, and there are no related party transactions between the Company and any New Director reportable under Item 404(a) of Regulation S-K.

Resignation and Appointment of Officers

As previously announced, John J. Donahoe, the Company’s President and Chief Executive Officer, Robert H. Swan, the Company’s Senior Vice President, Chief Financial Officer, Elizabeth L. Axelrod, the Company’s Senior Vice President, Human Resources, Michael R. Jacobson, the Company’s Senior Vice President, Legal Affairs, General Counsel and Secretary, and Alan L. Marks, the Company’s Senior Vice President, Corporate Communications, will resign from their roles as executive officers and employees of the Company, in each case effective as of, and contingent upon, the completion of the Separation and Distribution.

On June 16, 2015, the eBay Board approved the appointment of Devin N. Wenig as the Company’s President and Chief Executive Officer and Scott Schenkel as the Company’s Senior Vice President, Chief Financial Officer, in each case effective as of immediately after, and contingent upon, the completion of the Separation and Distribution.

Mr. Wenig’s biographical information is described under “Our Executive Officers” in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders (the “2015 Proxy”), and he will be compensated pursuant to that agreement as described under “Compensation Discussion and Analysis—Compensation Decisions for 2014.”

Mr. Schenkel, age 47, currently serves as Senior Vice President and Chief Financial Officer of eBay Marketplaces. Mr. Schenkel’s compensation following his appointment as Chief Financial Officer of the Company will be as set forth in the letter agreement the Company entered into with him dated September 30, 2014 (the “Schenkel Agreement”), which provides that in the event the Company elects to spin-off PayPal, at such time as PayPal becomes a separate, publicly traded company (which is defined in the Schenkel Agreement as the “Spin-Off”), Mr. Schenkel will become the Company’s Chief Financial Officer.

The summary below describes the key terms of the Schenkel Agreement.

Position & Duties	Effective as of the Spin-Off, Mr. Schenkel will serve as our Chief Financial Officer, reporting to our President and Chief Executive Officer. Prior to such time, Mr. Schenkel will continue to service as Chief Financial Officer of eBay Marketplaces reporting to our Chief Financial Officer.

Annual Cash Compensation	Effective as of the Spin-Off, Mr. Schenkel’s annual base salary will be $650,000, and his annual target bonus opportunity will be 100% of his base salary. Prior to the Spin-Off, his annual base salary is $600,000 and annual target bonus opportunity is 75% of his base salary.

2014 Top-Up Equity Awards and 2015 Focal Equity Awards	Mr. Schenkel was entitled to receive “Top-Up Equity Awards” in the form of restricted stock units (RSUs) valued at $510,000, performance-based restricted stock units (PBRSUs) in respect of our 2014-2015 performance period having a target value of $850,000, and options valued at $340,000. As part of our regular annual equity grant cycle in 2015, Mr. Schenkel also was entitled to receive RSUs valued at $1,020,000, PBRSUs in respect of our 2015-2016 performance period having a target value of $1.7 million, and options valued at $680,000. All of the foregoing equity grants have vesting schedules that provide for full vesting by no later than the fourth anniversary of the date of grant.

2015 Top-Up Equity Awards	Immediately prior to the Spin-Off, Mr. Schenkel will receive equity awards having an aggregate grant date value of $600,000 with vesting schedules that provide for full vesting by no later than the fourth anniversary of the effective date of the Spin-Off.

New Day Equity Awards	Immediately prior to the Spin-Off, Mr. Schenkel will receive equity awards having an aggregate grant date value of $4 million, with vesting schedules that provide for full vesting by no later than the third anniversary of the effective date of the Spin-Off.

Effect of Spin- Off	At the time of the Spin-Off, Mr. Schenkel’s outstanding equity awards will continue to cover shares of eBay common stock (but will be adjusted to reflect the impact of the Spin-Off) and continue to vest subject to Mr. Schenkel’s continued employment with eBay.

Severance Benefits

Upon a termination of Mr. Schenkel’s employment by eBay without “cause” or a resignation by Mr. Schenkel for “good reason” (as defined in the Schenkel Agreement), Mr. Schenkel will receive, in addition to earned but unpaid compensation and benefits, a lump sum cash payment, payable subject to his execution of a release of claims, equal to the sum of:

(1) two times the sum of his annual base salary plus his target annual bonus ; plus

(2) the value of any unvested eBay equity awards that would have become vested within 12 months after termination, but if such termination occurs during the 90 days prior to or the 24 months following a “change in control” (as defined in the Schenkel Agreement), the value of all his unvested equity awards outstanding as of the date of termination.

Death or Disability	If Mr. Schenkel’s employment terminates due to his death or disability, he or his estate will receive a cash payment equal to the value of all unvested eBay equity awards that would have become vested within 24 months after his death or disability.

No Tax Grossups	Mr. Schenkel is not entitled to any “golden parachute” tax gross-up payments under any plan or agreement with eBay.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Schenkel Agreement, which will be filed with eBay’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

Severance and Change in Control Arrangements

On June 17, 2015, the Company adopted (i) the eBay Change in Control Severance Plan for Key Employees (the “CIC Severance Plan”) for executive officers at or above the level of Vice President and eBay Fellows, and (ii) the eBay SVP and Above Standard Severance Plan (the “Standard Severance Plan”) for officers at or above the level of Senior Vice President. These plans will be effective immediately following the Distribution.

Eligibility and Impact of Individual Employment Letter Agreements

Eligible employees are selected by the Compensation Committee to participate in the CIC Severance Plan and Standard Severance Plan. Unless otherwise determined by the Compensation Committee, any officer who is eligible to receive severance payments and/or benefits under an individual employment letter agreement or other agreement under circumstances that would give rise to a right to receive payments and benefits under the CIC Severance Plan or the Standard Severance Plan is not eligible to receive payments or benefits in the respective plan; except, if the officer is not subject to income tax in the USA and the present value of the payments and benefits payable under such individual arrangement is less than that payable under the respective plan, such officer will be eligible under the plan. Currently, Devin Wenig and Scott Schenkel have arrangements that provide for severance payments and benefits and, therefore, are not expected to be eligible to participate in either of the two plans at this time.

CIC Severance Plan Benefits

The CIC Severance Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with us or one of our subsidiaries, affiliates or a successor company is terminated within 90 days prior to, or within 24-months immediately following, a “change in control” of us (the “change in control period”) either (a) by the employer company for any reason other than “cause”, “disability” or death or (b) by the eligible employee for “good reason”. The severance payments and benefits to be provided, subject to the employee’s execution of a release of claims, are as follows:

(1)	A lump sum payment, in cash, of the bonus under the eBay Employee Incentive Plan (the “eIP”) that the eligible employee would have earned assuming achievement of target individual performance, as applicable in respect of the fiscal year in which the termination occurs, assuming achievement of our target performance for the year; except, if the employee’s bonus is intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code, the bonus will be paid based on actual company performance through the date of termination;

(2)	A lump sum payment, in cash, equal to the product of (a) the sum of the eligible employee’s base salary (in effect upon the occurrence of the termination event) and target bonus (for the bonus year in which the separation occurs), multiplied by (b) an “applicable multiple” (which in the case of Senior Vice Presidents who are direct reports to Mr. Wenig, would be two; for other Senior Vice Presidents and those Vice Presidents designated by the Compensation Committee, one; and for all other Vice Presidents and Fellows, 0.5);

(3)	A lump sum payment, in cash, of 2 times the monthly premium payable for health insurance coverage for the eligible employee and his or her covered dependents over a 24 month period (in the case of Senior Vice Presidents who are direct reports to Mr. Wenig), 12 month period (in the case of other Senior Vice Presidents and those Vice Presidents designated by the Compensation Committee), and 6 month period (in the case of all other Vice Presidents and Fellows); except if the executive is employed outside of the U.S.A., he or she will only receive this payment if obligated to pay all or a portion of the premiums for such continuing health insurance coverage, and otherwise will be eligible for continued medical and dental insurance coverage for 24 months (in the case of Senior Vice Presidents who are direct reports to Mr. Wenig), 12 months (in the case of other Senior Vice Presidents and those Vice Presidents designated by the Compensation Committee) and six months (in the case of all other Vice Presidents and Fellows); and

(4)	The eligible employee’s unvested equity awards will be treated as fully vested and, if the termination occurs during a performance period with respect to an award of performance-based restricted stock units, such award will be deemed earned assuming achievement of target performance for purposes of determining the number of awards that will be treated as becoming immediately vested; except, if the employee’s awards are intended to constitute performance-based compensation subject to Section 162(m) of the Code, such awards will remain outstanding and only be treated as becoming fully vested if and to the extent that they otherwise would have become earned based on actual company performance through the end of the applicable performance period. Settlement of the awards will be through either the vesting of common stock under the award or, in lieu thereof, payment in cash or a combination thereof, at our discretion. In general, if a cash payment is made in lieu of vesting an award, the value of the unvested award is determined using the average closing price of our common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the date of separation or at the end of the relevant performance period, as applicable.

(5)	Any unvested cash “make-good” awards previously granted to an eligible employee will be paid in a cash lump sum.

In addition, if an eligible employee dies or becomes disabled during the change in control period, his or her unvested equity awards will also be treated as fully vested and be settled in the same manner as described in item (4) above assuming achievement of target company performance, as applicable.

The payment of all of the benefits described above will be within 90 days following the termination of employment, except as noted above.

Under the CIC Severance Plan, in the event any payments or benefits constitute “golden parachute payments” within the meaning of IRC Section 280G and would be subject to the excise tax imposed by IRC Section 4999, such payments or benefits will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the officer receiving a higher net-after tax amount than such officer would have received absent such reduction.

Standard Severance Plan Benefits

The Standard Severance Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with us or one of our subsidiaries, affiliates or a successor company under is terminated without “cause” by us outside of the “change in control period” (as defined above). The severance payments and benefits payable under this plan, as well as the timing of and conditions for the payments and benefits, are generally the same as those under the CIC Severance Plan for, at this time, only those Senior Vice Presidents who would fall into the category of employees receiving an “applicable multiple” of one and who do not have individual employment letter agreements, with the following differences:

•	The bonus amount payable under the eIP will be based on our full fiscal year performance, and prorated based on the period of time during the fiscal year the employee was employed with us;

•	The eligible employee’s unvested time-vesting equity awards will not be treated as fully vested, but instead will only be treated as becoming vested as to any such awards that would have otherwise become earned and vested within the twelve (12) months following the date of termination; and, if the termination occurs during a performance period with respect to an award of performance-based restricted stock units, then such awards (the amount of which will be determined as described in item (4) above, solely for any performance period ending within the twelve (12) months following the date of termination) will also only be treated as becoming vested up to the percentage of such awards that would otherwise have become earned and vested within the twelve (12) months following the date of termination; and

•	if an eligible employee dies or becomes permanently disabled during the change in control period, his or her unvested equity awards will only be treated as becoming vested as to any such awards that would have otherwise become earned and vested within the twenty-four (24) months following the date of termination, but otherwise payable in the same manner as described in item (4) above, assuming achievement of target company performance, as applicable.

Definitions

For purposes of the CIC Severance Plan and Standard Severance Plan, “change in control”, “cause”, “disabled”, and (for the CIC Severance Plan only) “good reason” are each defined in the respective plans and are generally defined as summarized below:

“change in control” has the same meaning as under the eBay Inc. Equity Award Incentive Plan under which PayPal is granting equity awards at the relevant time, as in effect from time to time.

“cause” is defined as (a) a failure to attempt in good faith to substantially perform assigned duties, other than failure resulting from death or incapacity due to physical or mental illness or impairment, which is not remedied within thirty (30) days after receipt of written notice from us specifying such failure; (b) indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the company, except good faith expense account disputes.

“disabled” has the same meaning as under the long-term disability plan under which the eligible employee is covered as of the date of termination of employment.

“good reason” means the occurrence of any of the following without the written consent of the eligible employee (subject to notice and a cure period): (a) in the case of Senior Vice Presidents and those Vice Presidents designated by the Compensation Committee: (i) a material reduction in annual total target compensation (which is comprised of annual base salary rate and annual target bonus opportunity under the eIP or applicable successor plan ); (ii) a material reduction in reporting relationship and/or diminution in scope of responsibilities; or (iii) a relocation of the principal workplace location by more than thirty-five (35) miles; and (b) in the case of all other Vice Presidents and Fellows, (i) a material reduction in annual total target compensation (which is comprised of annual base salary rate and annual target bonus opportunity under the eIP or applicable successor plan ); or (ii) a relocation of the principal workplace location by more than thirty-five (35) miles.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	eBay Inc. Change in Control Severance Plan for Key Employees, dated June 16, 2015

10.2	eBay Inc. SVP and Above Standard Severance Plan, dated June 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBAY INC.

Date: June 18, 2015	/s/ Michael R. Jacobson
	Name:	Michael R. Jacobson
	Title:	Senior Vice President, Legal Affairs, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	eBay Change in Control Severance Plan for Key Employees, dated June 16, 2015

10.2	eBay SVP and Above Standard Severance Plan, dated June 16, 2015